Exhibit (h)(7)

SHAREHOLDER SERVICING AGREEMENT

EXHIBIT C

Name of Bond		Bond or Policy No.	Insurer
Investment Company Blanket Bond Form		87015110B	ICI Mutual Insurance Company
Fidelity	$45,000,000
Audit Expense	50,000
On Premises	45,000,000
In Transit	45,000,000
Forgery or Alteration	45,000,000
Securities	45,000,000
Counterfeit Currency	45,000,000
Uncollectible Items of Deposit	25,000
Phone/Electronic Transactions	45,000,000
Computer Security	45,000,000

Directors and Officers/ Errors and Omissions Liability Insurance Form		87015110D	ICI Mutual Insurance Company
Total Limit	$45,000,000

Blanket Undertaking Lost Instrument Waiver of Probate		42SUN339806	Hartford Casualty Insurance

Effective May 31, 2010